Shares Listed: Toronto Stock Exchange - Ticker Symbol – ARZ
American Stock Exchange – Ticker Symbol – AZK
U.S. Registration:  (File #0-22672)  Form 20-F
News Release Issue No.  21  -  2003

DECEMBER 19, 2003
FOR IMMEDIATE RELEASE

AURIZON RECEIVES “DEVELOPMENT OF THE YEAR” AWARD

Aurizon Mines Ltd. (Aurizon) has been honoured with the “Development of the Year” 2003 award in recognition of its work on the Casa Berardi project by the Quebec Mineral Exploration Association (“AEMQ”).

“The receipt of this award is recognition of the commitment and achievements of our talented technical team at Casa Berardi, who have made significant progress in 2003 in advancing this project towards our ultimate objective – a production decision leading to the re-opening of the mine” said David Hall, Aurizon’s C.E.O.  “Our congratulations and appreciation is extended to each member of the team.”

Aurizon is also pleased to report that it has commenced the underground definition drilling program from the exploration drift at the 550 metre level on Zone 113 in the Casa Berardi West Mine.  Up to three underground rigs should be active over the next five months, drilling on an initial spacing of 25 metres (lateral) by 50 metres (vertical).  Results from the program, which will upgrade the quality of the ore reserve generated in 2000, should be available during the second quarter of 2004.

The first phase of the surface deep exploration diamond drill program which focussed on the extensions of Zone 113 and Zones 118 to 120 up to 1500 metres east of the proposed shaft has been completed.  Final assay results are being compiled and will be released in early January 2004.  Future infill drilling in this area will be performed more efficiently from the underground access.  Aurizon has now moved its surface deep exploration program to the East Mine area, 4 kilometres east of the current known resources to test deep extension potential.  Two surface rigs should be active during 2004.

In accordance with Aurizon’s Stock Option Plan, which was ratified and approved by the shareholders on
June 24, 1997, the Company has granted incentive stock options to its directors, executive officers and employees to purchase up to 910,000 common shares at a price of $2.00 per share for a three year period, expiring December 18, 2006.

Aurizon is a Canadian gold producer with operations and exploration activities in the Abitibi region of north-western Quebec, one of the world’s most prolific gold and base metal regions.  Aurizon owns fifty percent (50%) of the Sleeping Giant Mine and one hundred percent (100%) of the Casa Berardi property, both of which are located in the Abitibi region.  Aurizon shares trade on the Toronto Stock Exchange under the symbol “ARZ” and on the American Stock Exchange under the symbol “AZK”.

For further information, contact David P. Hall, President or Patrick Soares, Manager, Investor Relations at Telephone: (604) 687-6600; Toll Free: 1-888-411-GOLD; Fax: (604) 687-3932;
Web Site: www.aurizon.com; Email: info@aurizon.com

This News Release contains “forward-looking statements”, including, but not limited to, statements regarding the Company’s expectations as to the market price of gold, strategic plans, future commercial production, production targets and timetables, mine operating costs, capital expenditures, work programs, exploration budgets and mineral reserve and resource estimates.  Forward-looking statements express, as at the date of this report, the Company’s plans, estimates, forecasts, projections, expectations, or beliefs as to future events or results.  Forward-looking statements involve a number of risks and uncertainties, and there can be no assurance that such statements will prove to be accurate.  Therefore, actual results and future events could differ materially from those anticipated in such statements.  Factors that could cause results or events to differ materially from current expectations expressed or implied by the forward-looking statements, include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks and hazards, environmental risks and hazards, uncertainty as to calculation of mineral reserves and resources, requirement of additional financing, risks of delays in construction and other risks more fully described in Aurizon’s Annual Report on Form 20-F filed as an alternative form of AIF with the Securities Commissions of the provinces of British Columbia, Ontario and Quebec, with the United States Securities and Exchange Commission, and with the Toronto Stock Exchange.